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                                                                     EXHIBIT 2.3

                               AMENDMENT NO. 1 TO
                               PURCHASE AGREEMENT

                  This AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this "AMENDMENT") is entered into as of September 9, 2003 by and between Qwest Dex, Inc., a Colorado corporation ("SELLER"), Qwest Services Corporation, a Colorado corporation ("QSC"), and Qwest Communications International Inc., a Delaware corporation ("QWEST" and, collectively with Seller and QSC, the "QWEST PARTIES"), on the one hand, and Dex Holdings LLC, a Delaware limited liability company ("BUYER"), on the other hand.

                                    RECITALS

                  A. On August 19, 2002, the Qwest Parties and the Buyer entered into a purchase agreement (the "RODNEY PURCHASE AGREEMENT") providing for the sale by Seller of all of the outstanding limited liability company membership interests of GPP LLC, a Delaware limited liability company, to Buyer, on the terms and conditions set forth therein; and

                  B. The Qwest Parties and Buyer desire to amend the Rodney Purchase Agreement as set forth herein.

                                    AGREEMENT

                  In consideration of the mutual promises contained in this Amendment and intending to be legally bound, the parties agree as follows:

                  1. AMENDMENTS TO THE RODNEY PURCHASE AGREEMENT. Effective as of the date hereof, the Rodney Purchase Agreement is amended as follows:

                  (a) Section 1.2 of the Rodney Purchase Agreement is amended to include the following definitions:

                           "DOCUMENT" means any document, writing, transmission or record in physical form (including letters, memoranda, reports, notes, post-it notes, handwritten entries on other documents, calendar entries, notebooks, checks, ledgers) or electronic form (including emails (both sent and received), attachments to emails, Word documents, spreadsheets, daytimer and calendar entries, meeting notes, notes from telephone calls and entries in Palm Pilots and similar devices).

                           "LEGAL HOLD" means the following communications from a Qwest attorney or from the Qwest Law Department directing the recipient and/or reader of that communication to retain Documents, true and complete copies of which communications have been previously provided by Qwest to Buyer: (i) the Legal Hold dated March 11, 2002;
         (ii) the Supplement to the March 11, 2002 Legal Hold dated June 7, 2002; (iii) the Legal Hold Reminder and Second Supplemental Legal Hold dated August 30, 2002; (iv) the Legal Hold Reminder and Third Supplemental Legal Hold dated September 27, 2002; (v) the Legal Hold Reminder and Fourth Supplemental Legal Hold dated October 9, 2002; (vi) the Legal Hold Reminder and Fifth Supplemental Legal Hold dated October

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         16, 2002; (vii) the Legal Hold Reminder and Sixth Supplemental Legal
         Hold dated November 19, 2002; (viii) the Legal Hold Reminder and Seventh Supplemental Legal Hold dated March 18, 2003; (ix) the Legal Hold Reminder and Eighth Supplemental Legal Hold dated June 9, 2003; and (x) the Legal Hold Reminder and Ninth Supplemental Legal Hold dated July 21, 2003.

                  (b) Section 2.9 of the Rodney Purchase Agreement is amended to include the following as a new subsection (f): "The parties acknowledge and agree that Working Capital and Working Capital Target shall be calculated, and the Preliminary Closing Date Statement and the Final Statement shall be prepared, in a manner consistent with the calculation of Working Capital and Working Capital Target and Seller's preparation of the Preliminary Closing Date Statement and the Final Statement under the Dexter Purchase Agreement."

                  (c) The last sentence of Section 3.14(b) of the Rodney Purchase Agreement is amended to read as follows: "The "TRANSFERABLE PATENTS" shall mean the applicable ownership interests in the Patents to be transferred to Dex Media, Inc. pursuant to the IP Contribution Agreement and shall not, in any event, include the ownership interests in the Patents already transferred to Dex Media, Inc."

                  (d) The last sentence of Section 3.14(c) of the Rodney Purchase Agreement is amended to read as follows: "The "TRANSFERABLE COPYRIGHTS" shall mean the Copyrights to be transferred to Dex Media, Inc. in connection with the Closing pursuant to the IP Contribution Agreement."

                  (e) Section 3.14(f) of the Rodney Purchase Agreement is amended to read in its entirety as follows:

                           "INTELLECTUAL PROPERTY SUFFICIENCY. To Seller's Knowledge, except as otherwise provided in Section 3.14 of Seller's Disclosure Schedule, the assignments, licenses and other rights granted by Qwest and its current Affiliates to Dex Media, Inc., Buyer, Company and/or their controlled affiliates under this Agreement, the other Transaction Documents and the Commercial Agreements and other actions taken in accordance with Section 5.18 of Exhibit P to the Dexter Purchase Agreement accord to Company (except to the extent Company is not a controlled affiliate of Dex Media, Inc. and/or Buyer (as applicable for the particular intellectual property assets)) the rights with respect to the intellectual property assets owned or licensed by Qwest and such Affiliates that are necessary for continued operation of the Rodney Transferred Business after the Closing in substantially the same manner as such business has been operated by Seller during the six months prior to the Closing."

                  (f) The second sentence of Section 5.7 of the Rodney Purchase Agreement is deleted in its entirety.

                  (g) Section 5.18 of the Rodney Purchase Agreement is amended to include the following as a new, final sentence: "The Rodney IP Products Condition shall be satisfied if sufficient rights for the use by Dex Media, Inc., Buyer and/or their controlled affiliates of Initial

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IP Products (as defined in the Dexter Purchase Agreement) shall have been obtained such that Dex Media East LLC and Company (except to the extent Dex Media East LLC or Company, as the case may be, is not a controlled affiliate of Dex Media, Inc. and/or Buyer (as applicable for the particular intellectual property assets)) can use such Initial IP Products to conduct their respective businesses (Company and Dex Media East LLC, together in the aggregate) without material interruption following the Closing in the same manner and on substantially the same terms and conditions as is currently conducted by Seller, in the case of Company, and as was conducted by Seller as of November 8, 2002, in the case of Dex Media East LLC (it being understood and agreed that enterprise licenses of Dex Media, Inc. and/or Buyer, pursuant to which such controlled affiliates are permitted licensees, or an alternative arrangement whereby such controlled affiliates outsource certain services for each other, are acceptable in satisfying this condition)."

                  (h) Section 5.19 of the Rodney Purchase Agreement is amended to read in its entirety as follows:

                           "B&C SYSTEMS TRANSITION PLAN. The Qwest Parties, in consultation with Buyer, Dex Media West LLC and their respective representatives, established the detailed systems implementation plan attached as Exhibit U (the "B&C SYSTEMS TRANSITION PLAN") that provides for the potential accelerated transition of Company's billing and collection services (which are to be performed by Qwest Corporation under the Billing and Collection Agreement) from Qwest Corporation to Company. Each of the Qwest Parties have, in accordance with the B&C Systems Transition Plan, caused Qwest Corporation and Company to carry out and perform the various systems implementation actions contemplated by such plan. Following implementation of the systems modifications contemplated by the B&C Systems Transition Plan, each of the Qwest Parties agrees to use commercially reasonable efforts to cause Qwest Corporation to properly maintain such modified systems so as to permit the accelerated transitioning of Company's billing and collection services at any time upon Company's directions in accordance with the Billing and Collections Agreement. Each of the Qwest Parties shall, and Seller shall cause Qwest Corporation to, permit Buyer and its representatives (including financing sources and consultants) to have reasonable access to the appropriate systems personnel of, and such systems documentation and other material of, Qwest Corporation to enable Buyer and its representatives (including financing sources and consultants) to review and establish, to their reasonable satisfaction, the proper maintenance of the B&C Systems Transition Plan. For clarification purposes, following Closing, the Qwest Parties will not be responsible for Company's actions, and Buyer will cause Company to cooperate and perform in accordance with the B&C Systems Transition Plan. Buyer agrees that it shall be obligated to pay all of Qwest Corporation's and Company's reasonable costs and expenses incurred in connection with the implementation and maintenance of the B&C Systems Transition Plan (provided that it is agreed and understood by the parties that such amount is estimated to equal no more than $6,500,000). At least two Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to cause Qwest Corporation and Company to provide written notice to Buyer of the actual amount of costs and expenses so incurred (to the extent that such amounts are available) and a good faith estimate of other amounts

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         incurred and to be incurred between such date and completion of such work to the systems (the sum of such actual and estimates amount being the "ESTIMATED MIGRATION AMOUNT"). Buyer shall pay such Estimated Migration Amount, subject only to an opportunity to discuss and consult with Qwest Corporation about such amount prior to the Closing, to Qwest Corporation at the Closing. On or before November 21, 2003, Qwest Corporation will provide written notice to Buyer documenting the costs and expenses incurred pursuant to this Section 5.19 (the "ACTUAL MIGRATION AMOUNT"). The parties will in good faith promptly resolve any disputes in respect of the Actual Migration Amount. If the Estimated Migration Amount paid by Buyer to Qwest Corporation on the Closing Date is greater than the Actual Migration Amount, Qwest Corporation shall pay such excess amount to Buyer or its designee by December 2, 2003, by wire transfer of immediately available funds to an account designated in writing by Buyer. If the Estimated Migration Amount paid by Buyer to Qwest Corporation on the Closing Date is less than the Actual Migration Amount, Buyer shall pay such shortfall amount to Qwest Corporation by December 2, 2003, by wire transfer of immediately available funds to an account designated in writing by Qwest Corporation."

                  (i) Section 6.3 of the Rodney Purchase Agreement is amended to read in its entirety as follows:

                           "MAINTAIN RECORDS.

                  (a) Until the later of (i) 5 years after the Closing Date or (ii) the expiration of the applicable statute of limitations for the Tax Return in question, Qwest and Buyer will maintain (or cause to be maintained) all Tax records, working papers, and other supporting financial records and documents relating to the Tax Returns filed by, on behalf of, or relating to Company or the Rodney Transferred Business or to any Taxes for the last closed year and for all open years of Company (including the taxable year in which the Closing Date occurs). All such documents that relate primarily to Company or the Rodney Transferred Business will be delivered to and maintained by Buyer during the period set forth above, and Buyer will make the same available to Seller or its Representatives at reasonable times for inspection and copying. All such remaining documents will be retained by Seller during the period set forth above, and Seller will make the same available to Buyer or its Representatives at reasonable times, for inspection and copying. At the end of the period set forth above, Qwest or Buyer, as the case may be, may dispose of such documents, provided that notice of such disposition must be given to the other parties at least 60 days in advance of such disposition. Upon receipt of such notice, Qwest or Buyer, as the case may be, may request, at the requesting party's expense, that such documents be delivered to them instead of disposing of such documents.

                  (b) Buyer acknowledges that Qwest has issued the Legal Holds to its employees as a result of pending government investigations and/or private litigations that have been commenced or asserted against Qwest or its Affiliates. Buyer acknowledges and agrees that it will comply with the Legal Holds as if it were subject to the Legal Holds. Notwithstanding anything else in this Section 6.3, Buyer and its Subsidiaries

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         (including Dex Media East LLC and its Subsidiaries) shall be required to retain and maintain all Documents that are subject to a Legal Hold or that would be subject to a Legal Hold if such Documents were owned by Qwest or in the possession of Qwest employees until Buyer receives written notice from the Qwest Parties that the Legal Holds are no longer in effect. The Qwest Parties will provide prompt written notice to Buyer of any change in the effective status of the Legal Holds, including true and complete copies of any communication relating to such change. The Qwest Parties and Buyer acknowledge and agree that they have a common interest in preserving the Documents that are subject to the Legal Holds and that review of Legal Holds by Buyer or its Affiliates or employees for purposes of compliance with this
         Section 6.3 shall not cause a waiver of any attorney-client, work product or other applicable privilege that may exist with respect to such Legal Holds or the Documents subject thereto and that such Legal Holds shall be subject to the provisions of the Confidentiality Agreements. Buyer further acknowledges and agrees that any disclosure of the Legal Holds or the Documents subject thereto in violation of the Confidentiality Agreements is not authorized by the Qwest Parties and shall not cause a waiver of any attorney-client, work product or other applicable privilege that may exist with respect to such Legal Holds or Documents. Without limiting the foregoing, so long as the Legal Holds continue to be in effect, the Qwest Parties shall be permitted to make copies, at their expense, of Documents relating to the Rodney Transferred Business as they may deem necessary or advisable to obtain and to make copies, at their expense, of Documents in the possession of Company that are subject to any of the Legal Holds of the Qwest Parties in effect at the time of Closing. The Qwest Parties agree to indemnify and hold harmless the Buyer for any and all out-of-pocket Losses of any kind arising out of Buyer's complying with the Legal Holds."

                  (j) Section 6.4 of the Rodney Purchase Agreement is amended to read in its entirety as follows:

                           "COOPERATION.

                  (a) After the Closing Date, upon Seller's request (at Seller's expense) and without necessity of subpoena, Buyer will cause Company and its representatives and counsel to cooperate fully with the Qwest Parties and their representatives and counsel for purposes of permitting the Qwest Parties to address and respond to any matters involving the Qwest Parties that arise as a result of Seller's prior ownership of and the Qwest Parties' association with Company and the Rodney Transferred Business, whether or not related to this Agreement, including claims made by or against the Qwest Parties or any of their Affiliates, whether involving any Governmental Entity or third party. After the Closing Date, upon Buyer's request (at Buyer's expense) and without necessity of subpoena, the Qwest Parties will cause their Affiliates and their representatives and counsel to cooperate fully with Buyer and its representatives and counsel for purposes of permitting Buyer to address and respond to any matters involving Buyer that arise as a result of Seller's prior ownership of Company and the Rodney Transferred Business, whether or not related to this Agreement, whether involving any Governmental Entity or third party. Such cooperation shall include (a) reasonable access during normal business hours and upon reasonable notice to the other party's officers, directors, employees,

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         auditors, counsel, representatives, properties, books, records and operating instructions and procedures and (b) the right to make and retain copies of all pertinent documents and records relating to any such matters. The parties' obligations under this Section 6.4 are in addition to the parties' other obligations to cooperate with each other contained in this Agreement, including the parties' obligations under
         Section 6.1(e).

                  (b) Without limiting the foregoing, Buyer shall notify Qwest (by email, to an address to be supplied by Qwest to Buyer in writing within three Business Days after the Closing Date) of its intention to sell, destroy or otherwise dispose of any of its computers, or to erase any of the hard drives contained therein (including, in each case, in connection with the resignation or termination of any of Buyer's employees), at least 45 days prior to such sale, destruction, disposal or erasure. For a period of 45 days after Qwest's receipt of such notice, Qwest shall have the right to take possession and ownership of any such computer or to "image" any such computer or hard drive, in each case at Qwest's sole cost and expense; provided that, within 30 days after receipt of such notice, Qwest has notified Buyer (by email, to an address to be supplied by Buyer to Qwest in writing within three Business Days after the Closing
         Date) of its election to take ownership and possession or to image any computer or hard drive, as the case may be."

                  (k) Section 7.2(m) of the Rodney Purchase Agreement is deleted in its entirety and marked as "Reserved."

                  (l) The second sentence of Section 9.7 of the Rodney Purchase Agreement is amended to read in its entirety as follows: "The foregoing shall not limit the right of either party to indemnification in accordance with the provisions of this Article IX with respect to all components of any claim, settlement, award or judgment against such party by any unaffiliated third party."

                  (m)      Item 1 of Section 3.4(b) of Seller's Disclosure
Schedule is amended to read in its entirety as follows:

                           "The consent of the lenders under the Amended and Restated Credit Agreement entered into by Qwest and certain of its Affiliates as of March 12, 2002 (the "LENDERS") will be required in connection with (i) the transactions contemplated by Section 8.2(b) of the Dexter Purchase Agreement, and (ii) the Interim Financings (as defined in Section 5.2 of this Disclosure Schedule)."

                  (n) The table captioned "UCC FILINGS" in Section 1.2PE of Seller's Disclosure Schedule is amended so that, in each entry under the column captioned "ASSETS ENCUMBERED," the word "Office" is inserted before the word "Equipment."

                  (o) Section 7.2(d) of Seller's Disclosure Schedule is amended to read in its entirety as follows: "The consent of the Lenders to the transactions contemplated by Section 8.2(b) of the Dexter Purchase Agreement."

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                  (p)      Exhibit U to the Rodney Purchase Agreement is deleted
and replaced in its entirety by the document attached as Exhibit U to this Amendment.

                  2. EFFECT OF AMENDMENT. Except as specifically provided herein, this Amendment does not in any way affect or impair the terms, conditions and other provisions of the Rodney Purchase Agreement, and all terms, conditions and other provisions of the Rodney Purchase Agreement shall remain in full force and effect, except to the extent expressly amended hereby.

                  3. CAPITALIZED TERMS. Capitalized terms used but independently defined in this Amendment shall have the meanings ascribed to them in the Rodney Purchase Agreement.

                  4. GOVERNING LAW. This Amendment and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

                  5. HEADINGS. The descriptive headings of the Sections of this Amendment are for convenience only and do not constitute a part of this Amendment.

                  6. COUNTERPARTS. This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

                                    * * * * *

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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed by its duly authorized officers as of the day and year first above written.

                                      DEX HOLDINGS LLC

                                      By:    /s/ James A. Attwood, Jr.
                                         ---------------------------------------
                                      Name:  James A. Attwood, Jr.
                                      Title: Managing Director

                                      "QWEST"

                                      QWEST COMMUNICATIONS
                                      INTERNATIONAL INC.

                                      By:    /s/ Oren G. Shaffer
                                         ---------------------------------------
                                      Name:  Oren G. Shaffer
                                      Title: Vice Chairman and Chief Financial
                                             Officer

                                      "QSC"

                                      QWEST SERVICES CORPORATION

                                      By:    /s/ Janet K. Cooper
                                         ---------------------------------------
                                      Name:  Janet K. Cooper
                                      Title: Senior Vice President - Finance
                                             and Treasurer

                                      "SELLER"

                                      QWEST DEX, INC.

                                      By:    /s/ Tom F. Gillett
                                         ---------------------------------------
                                      Name:  Tom F. Gillett
                                      Title: Senior Vice President - Corporate
                                             Development

Amendment No. 1 to Purchase Agreement                             Execution Copy

                                       S-1
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                                    EXHIBIT U

                                  SEE ATTACHED

                                      Ex. U